Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors and Media:

Julie Dewey, IRC

Nevro Corp.

Vice President, Investor Relations & Corp Communications

650-433-3247  |  julie.dewey@nevro.com

Nevro Announces Preliminary, Unaudited Fourth Quarter and Full-Year 2020 Revenue

Fourth Quarter 2020 Revenue of Approximately $109.7 Million

Full-Year 2020 Revenue of Approximately $362.0 Million

Company to Present at J.P. Morgan Healthcare Conference on Tuesday, January 12, 2021, at

4:30 pm Eastern Time / 1:30 pm Pacific Time

REDWOOD CITY, Calif., January 11, 2021 /PRNewswire/ -- Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its preliminary, unaudited revenue for the fourth quarter and full-year ended December 31, 2020.

Fourth Quarter 2020

Preliminary, unaudited fourth quarter 2020 worldwide revenue is expected to be $109.7 million, compared to $114.4 million in the fourth quarter in the prior year period. Preliminary, unaudited fourth quarter 2020 U.S. revenue is expected to be $94.6 million, compared to $97.9 million in the prior year period. Preliminary, unaudited fourth quarter 2020 international revenue is expected to be $15.1 million, compared to $16.5 million in the prior year period. Fourth quarter U.S. trial procedures were down approximately 8% versus prior year.

Full-Year 2020

Nevro's preliminary, unaudited full year 2020 worldwide revenue is expected to be $362.0 million, compared to $390.3 million in the prior year period. Preliminary, unaudited full year U.S. revenue is expected to be $311.9 million, compared to $326.0 million in the prior year period. Preliminary, unaudited full year international revenue is expected to be $50.2 million, compared to $64.3 million in the prior year period.

“Despite the challenges created by the COVID-19 pandemic in 2020, I am extremely proud of the significant efforts of the Nevro team to serve our customers and patients, and execute on our plans for the future,” said D. Keith Grossman, Chairman, CEO and President of Nevro.  “In the second half of the fourth quarter, the increase in COVID activity negatively affected both trial and permanent implant volumes.  Even with the pandemic challenges throughout the year, we continued to capture share in the core lower back and leg pain market with our best-in-class SCS technology, superior clinical data and sharpened execution.  I believe we are well positioned for attractive growth when the pressure of COVID on our business subsides.  In addition, we are excited about expanded growth opportunities to treat Painful Diabetic Neuropathy and Non-Surgical Refractory Back Pain, which will bring our HF10 therapy to the many patients who are unable to find relief with currently available treatment options.”

Nevro plans to report its full financial results and provide more detail for its fourth quarter and full-year 2020 financial results after the market closes on Wednesday, February 24, 2021, to be followed by its quarterly conference call at 1:30 pm Pacific Time that day.

Nevro to Present at J.P. Morgan Healthcare Conference

D. Keith Grossman, Chairman, CEO and President of Nevro, will present at the J.P. Morgan Healthcare Conference on Tuesday, January 12, 2021, at 4:30 pm Eastern Time / 1:30 pm Pacific Time.  A live webcast of this event, as well as an archived recording, will be available in the Investors section of Nevro's website at www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro Corp.

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: the company's expectations for its fourth quarter and full year 2020 worldwide, U.S. and international revenue; our belief that we are well positioned for attractive growth when the pressure of COVID on our business subsides; and our excitement about expanded growth opportunities to treat Painful Diabetic Neuropathy and Non-Surgical Refractory Back Pain. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 25, 2020 and our Quarterly Report on Form 10-Q filed on November 5, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our preliminary operating results for the quarter and full year ended December 31, 2020 are subject to adjustment as we complete our year-end audit and other processes and are not necessarily indicative of our operating results for any future periods.

Amounts may not add due to rounding.

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